As filed with the Securities and Exchange Commission on January 3, 2023

Registration No. 333-226012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-226012

UNDER
THE SECURITIES ACT OF 1933

DRIVE SHACK INC.
(Exact name of registrant as specified in its charter)

Maryland	81-0559116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10670 N. Central Expressway, Suite 700, Dallas, TX	75231
(Address of Principal Executive Offices)	(Zip Code)

Drive Shack Inc. 2018 Omnibus Incentive Plan
(Full title of the plan)

Hana Khouri 10670 N. Central Expressway Suite 700 Dallas, TX 75231
(Name and address of agent for service)

(646) 585-5591
(Telephone number, including area code, of agent for service)

With a copy to:

Joseph A. Coco, Esq.
Michael J. Schwartz, Esq.
Blair T. Thetford, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Drive Shack Inc., a Maryland corporation (“DS” or the “Company”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (No. 333-226012) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) to terminate all offerings and deregister:

•
any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, filed with the SEC on June 29, 2018, registering the offer and sale of 6,697,710 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Drive Shack Inc. 2018 Omnibus Inventive Plan (the “Plan”).

On January 3, 2023, the Company’s securities were voluntarily delisted from the New York Stock Exchange (“NYSE”). Following the delisting from NYSE, the Company intends to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the delisting, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 3, 2023:

DRIVE SHACK INC.

By:	/s/ Nicholas M. Foley
	Name:	Nicholas M. Foley
	Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.